Exhibit 10.42

EXECUTION COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of April 7, 2008,

among

ICO NORTH AMERICA, INC.,
as Borrower,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC
as Arranger, Book Manager, Documentation Agent and
Administrative Agent

and

JEFFERIES FINANCE LLC
as Syndication Agent

and

THE BANK OF NEW YORK,
as Collateral Agent

i

ANNEXES

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	Material Indebtedness
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Pledgors
Schedule 1.01(d)	Auction Rate Securities
Schedule 3.05(b)	Properties
Schedule 3.06(b)	Patents; Registrations
Schedule 3.07(a)	Equity Interests and Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.19	Insurance
Schedule 3.20(c)	Filing Offices
Schedule 3.26	Amendments to Collateral Trust Agreement and Convertible Senior Secured Note Document Amendments
Schedule 3.29	Communications Licenses
Schedule 3.31	MSS/ATC FCC License Applications

Schedule 4.01(g)	Local and Foreign Counsel
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Note
Exhibit E	Form of Landlord Access Agreement
Exhibit F	[Reserved.]
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Non-Bank Certificate
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Acknowledgment to the Collateral Agent from Bank
Exhibit K	Notice to Bank in Respect of a Charged Bank Account

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of April 7, 2008, among ICO NORTH AMERICA, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Jefferies Finance LLC, as syndication agent (in such capacity, the “Syndication Agent”), and The Bank of New York, as collateral agent for the Secured Parties pursuant to the Collateral Trust Agreement (as defined below) (in such capacity, the “Collateral Agent”).

WITNESSETH:

A.            In August 2005, Borrower issued $650,000,000 in original aggregate principal amount of Convertible Senior Secured Notes (as defined herein).

B.            In order to secure the Convertible Senior Secured Notes, Borrower, Holdings and the Subsidiary Guarantors granted a security interest in the Pledged Collateral (as defined in the Collateral Trust Agreement) and entered into a number of security agreements, pledge agreements and other similar agreements.  It was anticipated at the time of execution and delivery of the Convertible Indenture and the issuance of the Convertible Senior Secured Notes, that Borrower may from time to time incur additional indebtedness or obligations that be secured by security interests in and Liens on the Pledged Collateral, and therefore, for convenience, Borrower, Holdings, the Subsidiary Guarantors and The Bank of New York, as trustee (in such capacity, the “Trustee”), entered into that certain Collateral Trust Agreement dated as of August 15, 2005 (the “Collateral Trust Agreement”) pursuant to which, among other things, The Bank of New York was appointed collateral agent for the benefit of the holders of the Convertible Senior Secured Notes and for holders of additional, future indebtedness of Borrower.

C.            Borrower has previously entered into that certain Credit Agreement, dated as of March 27, 2008, among Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, as syndication agent, and Jefferies Finance LLC, as lead arranger, documentation agent, book manager, and administrative agent, and The Bank of New York, as collateral agent for the secured parties thereunder (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

D.            It is the intent of the parties hereto that this Agreement (i) not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement, and (ii) amend and restate the Existing Credit Agreement;

E.             Borrower has requested that the Lenders amend and restate the Existing Credit Agreement;

F.             The Collateral Trust Agreement contemplated that Borrower would enter into a “Loan Agreement” in order to borrow up to $40,000,000 in an aggregate principal amount of working capital loans pursuant to a loan agreement to be entered among Borrower, one or more Subsidiary Guarantors and one or more lenders, and that the obligations under such “Loan Agreement” would be secured by the grant to the Collateral Agent for the benefit of the lenders under such “Loan Agreement” of a first priority lien on the

Pledged Collateral pursuant to the Collateral Documents that will rank prior to the lien on the Pledged Collateral securing the Convertible Senior Secured Notes pursuant to, and subject to the terms and conditions set forth in, the Collateral Trust Agreement.

G.            This Agreement is the “Loan Agreement” referred to in the Collateral Trust Agreement and the “Working Capital Facility” referred to in the Convertible Indenture, and the Obligations hereunder (including the Guaranteed Obligations) constitute First Priority Lien Obligations (as defined in the Collateral Trust Agreement) secured on a first priority basis by the Pledged Collateral pursuant to the Collateral Documents.

H.            Borrower has requested that the Lenders provide a Revolving Credit Facility, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acknowledgment to the Collateral Agent from Bank” shall have the meaning assigned to such term in Section 5.19(b).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of this Agreement, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Approved Fund” shall mean any person (other than a natural person) or account that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“ARS Conversion” shall mean any conversion or liquidation of Auction Rate Securities to cash or cash equivalents.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than any Company.  Notwithstanding the foregoing, (i) no disposition of assets permitted by, or expressly referred to in, Section 6.04(b), 6.06(a), 6.06(g), 6.06(h) or 6.06(i) shall constitute an “Asset Sale”, and (ii) solely for purposes of clause (a) above, no disposition of assets (or series of related dispositions of assets) with respect to which the Companies individually or in the aggregate receive Net Cash Proceeds of less than $25,000 per asset sale and less than $100,000 in any period of 12 consecutive months shall constitute an Asset Sale.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Auction Rate Securities” or “ARS” shall mean auction rate securities for which the interest rate is reset through a “Dutch auction” or other competitive bidding process, which securities are listed on Schedule 1.01(d) for each Company.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board or managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be accounted for as Capital Leases on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 90 days from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 90 days and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “A”, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from either Moody’s or Standard & Poor’s, in each case, maturing within 90 days after the date of acquisition, (vi) AAA-rated taxable securities having maturities of not more than 90 days including variable rate demand notes (for securities where the interest rate resets via a “put” mechanism, the put date will be used to determine the maturity date), (vii) U.S. corporate bonds or notes with maturities of not more than 90 days and having a minimum long-term credit rating equal to the highest rating given to such bonds or notes by each of Moody’s Investors Service Inc. and Standard & Poor’s Rating Service, and (viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; provided that under no circumstances shall Auction Rate Securities constitute Cash Equivalents.

“Casualty Event” shall mean any loss of title (other than through a consensual sale or other consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of, any property of any Company.  “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(a)           Holdings at any time ceases to own directly at least 99.8% (the “Existing Ownership Percentage”) (provided that, the Existing Ownership Percentage may be reduced, but not below a majority, solely resulting from one or more issuances of Equity Interests permitted under Sections 6.13(iii) or (v)) of the Equity Interests of Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests; provided that the Existing Ownership Percentage may be reduced by the lesser of (x) 5% of the Equity Interests of Borrower and (y) such amount of the Equity Interests of Borrower that would result in Holdings (assuming a full conversion by the holders of Convertible Senior Notes to common Equity Interests of

Borrower in accordance with the Convertible Indenture) maintaining at least a majority of the Equity Interests of Borrower, (ii) the Net Cash Proceeds of such disposition or dispositions pursuant to subclause (x) above shall be applied in accordance with Section 2.10(d), to the extent applicable; and (iii) notwithstanding anything to the contrary herein, there is an automatic and immediate dollar-for-dollar reduction in the Commitments pursuant to Section 2.07 equal to the amount of such Net Cash Proceeds, if any, that are required to be applied in accordance with Section 2.10(d) pursuant to the preceding clause (ii);

(b)           prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock of Borrower representing a majority of the voting power of the total outstanding Voting Stock of Borrower or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Borrower;

(c)           following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower, (ii) the Permitted Holders cease to own Equity Interests representing more than 40% of the total economic interests of the Equity Interests of Borrower or (iii) the Permitted Holders cease to own at least a majority of the voting power or economic interest of Borrower and any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Borrower representing more than 25% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(d)           during any period of 12 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of any combination of the following individuals (i) individuals who were members of that Board of Directors at the commencement of such period, (ii) individuals whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors and (iii) individuals whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened in writing) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(e)           any person or two or more persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, Control over the management or policies of Borrower;

(f)            the Borrower shall cease to have “beneficial ownership” ( as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Equity Interests of each then-existing Subsidiary Guarantor, free and clear of all Liens (other than any Permitted Collateral Liens and Liens permitted to be granted to the holders of Convertible Senior Secured Notes pursuant to the Collateral Documents); or

(g)           at any time a change of control occurs under the Convertible Senior Secured Note Documents, as in effect on the Closing Date.

“Change in Law” shall mean (a) the adoption or implementation of, or taking effect of, any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or any policy, guidelines or directive of, or any change in, the interpretation, administration or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any policy, request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Documents” shall mean the Collateral Trust Agreement, each Collateral Trust Joinder, and the other agreements, documents, or instruments, including any UCC or other financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing, or purporting to create, perfect or evidence, any Liens securing Obligations under this Agreement, any Mortgage (if any), or any deposit account control agreement, securities account control agreement, or commodity account control agreement.

“Collateral Trust Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Collateral Trust Joinder” shall mean a collateral trust joinder substantially in the form of Exhibit A attached to the Collateral Trust Agreement.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Commitments on the Closing Date is $40.0 million.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 11.01(d).

“Communications Act” shall mean the Communications Act of 1934 (47 U.S.C. 151, et seq.).

“Communications Licenses” shall mean (a) the licenses, permits, authorizations or certificates to construct, own, operate or promote the telecommunications business of Borrower and its Subsidiaries (including, without limitation, the launch and operation of satellites and satellite Earth Stations) as granted by the FCC, or other applicable Governmental Authority and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own, operate, maintain or promote the telecommunications business of Borrower and its Subsidiaries (including, without limitation, the launch and operation of satellites) as granted by administrative law courts or any other Governmental Authority, and all extensions, additions, reports and renewals thereto and thereof.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Composite Debenture” shall mean that certain Composite Debenture, dated August 15, 2005, by and between ICO Services Limited and ICO Satellite Services Limited, as chargors, and The Bank of New York, as collateral agent.

“Confidentiality Restrictions” shall have the meaning assigned to such term in Section 3.09(c).

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Borrower or other portfolio companies of such person.

“Convertible Indenture” shall mean the Indenture, dated as of August 15, 2005, by and between Borrower and The Trustee, as in effect on the date hereof and thereafter amended from time to time subject to the requirements of the Collateral Trust Agreement and this Agreement.

“Convertible Senior Secured Note Documents” shall mean the Convertible Senior Secured Notes, the Convertible Indenture, the Convertible Senior Secured Note Guarantees and all other documents executed and delivered with respect to the Convertible Senior Secured Notes or the Convertible Indenture from time to time, including the Collateral Documents.

“Convertible Senior Secured Note Guarantees” shall mean the guarantees of the Subsidiary Guarantors pursuant to the Convertible Indenture.

“Convertible Senior Secured Notes” shall mean Borrower’s 7.5% Convertible Senior Secured Notes due 2009 issued pursuant to the Convertible Indenture and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Sections 6.01(a) through (i)).

“Debt Financing Letters” shall mean (i) that certain letter agreement, dated March 21, 2008, by and between Borrower and the Arranger and (ii) that certain side letter, dated March 27, 2008, among Holdings, Borrower, the Arranger and the Administrative Agent.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default or an Event of Default (howsoever denominated) under the Convertible Senior Note Documents.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.16(c).

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer, exchange or other disposition of such property (including (i) by way of merger or consolidation, (ii) any lease, (iii) any license, (iv) any Sale and Leaseback Transaction and (v) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days prior to the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 91 days prior to the Final Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to 91 days prior to the Final Maturity Date.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests in their capacities as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Earth Station” shall mean any earth station, including satellite gateway facilities, licensed for operation by the FCC or by a Governmental Authority outside of the United States that is owned and operated by Borrower or any of its Subsidiaries.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of its ERISA Affiliates.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations for any violation of or arising pursuant to any Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment (including any of the foregoing related to radio frequency emissions).

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of its ERISA Affiliates.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) branch profits taxes and income, franchise and other similar taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or has (or has had) a connection (other than a connection solely from entering into, receiving any payment under or enforcing the recipient’s rights under this Agreement or any other Loan Document) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16(b)), any deduction, reduction or withholding in respect of tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such deduction, reduction or withholding in respect of tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Existing Ownership Percentage” shall have the meaning assigned to such term in the definition of Change in Control.

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements, condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustments; provided, that, for the avoidance of doubt, the following shall not be Extraordinary Receipts:  (i) the receipt by Borrower of amounts pursuant to Section 2.15(f), (ii) the receipt by Borrower from Holdings or a third-party that is not an Affiliate of any Company of cash in exchange for the issuance of Qualified Capital Stock, (iii) the receipt of cash from any ARS Conversion and (iv) the receipt of insurance proceeds, condemnation awards and other compensation received in respect of any Casualty Events.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith and on a reasonable basis by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.

“FCC” shall mean the U.S. Federal Communications Commission, or any successor entity.

“FCC License” shall mean any license, authorization, approval, or permit, granted by the FCC pursuant to the Communications Act of 1934, to Borrower or any of its Subsidiaries, whether for or in connection with the construction and/or operation of any System, including the MSS/ATC FCC License and related authorizations.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, and the other fees referred to in Section 2.05(c).

“Final Maturity Date” shall mean the earlier of (i) May 1, 2009, or, if such date is not a Business Day, the first Business Day thereafter and (ii) the date on which the Loans shall become due and payable in accordance with the terms of this Agreement.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Entity” shall mean a person that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including (i) any supra-national bodies such as the European Union or the European Central Bank, and (ii) the FCC).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened in writing presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall mean ICO Global Communications (Holdings) Limited, a Delaware corporation.

“ICO Satellite” shall mean the satellite owned by ICO Satellite Services G.P. to be constructed by Loral, based on a Loral 1300 standard satellite platform that has been optimized for GEO MSS/ATC communications requirements, and which will operate in that portion of the 2 GHz band allocated for those purposes.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 120 days); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal, moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Company that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Company that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Interest Payment Date” shall mean (a) any Business Day during which a voluntary or mandatory prepayment of the Loans is made, and (b) the Final Maturity and, after such maturity, on each date on which demand for payment is made.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first bona fide underwritten public offering by Borrower of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act that yields cash gross proceeds to Borrower of at least $75,000,000.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit E, or such other form as may reasonably be acceptable to the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority (including the FCC), and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“License Subsidiary” shall mean any single purpose Wholly-Owned Subsidiary of Borrower or of another Subsidiary of Borrower, in each case, organized under the laws of a jurisdiction in the United States, and none of which shall, except as otherwise permitted by this Agreement, (1) engage in any business activity other than holding and acquiring one or more Communications Licenses that are FCC Licenses, (2) issue any Preferred Stock or incur or suffer to exist any Indebtedness or other liabilities, other than Indebtedness or liabilities under the Loan Documents and the Convertible Senior Note Documents, or (3) transfer, lease, convey, license, partition or disaggregate or otherwise dispose of any FCC License to any person; provided, however, that a License Subsidiary may enter into spectrum agreements and other agreements relating to any Communications Licenses if and only to the extent that (a) Borrower is also a party to such agreements; (b) the counterparty under each such agreement agrees to waive unconditionally and irrevocably any and all claims for liability against such License Subsidiary and agrees unconditionally and irrevocably not to seek any damages or other legal, equitable or other relief against such License Subsidiary, and (c) the counterparty and Borrower agree in writing that any such claims or request for damages or other legal, equitable or other relief may be brought solely against, and shall be fully guaranteed by, Borrower.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Debt Financing Letters (except for purposes of Section 11.02), the Collateral Documents, and each Collateral Trust Joinder.

“Loan Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, (i) any of the Transactions or (ii) the condition (financial or otherwise), results of operations, assets, contingent liabilities, material agreements, properties, business or prospects of the Companies, taken as a whole, (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document, or (d) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties on the Pledged Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $2.5 million in any twelve month period, (ii) governing, creating, evidencing or relating to material indebtedness of any Company, or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Communications License” shall mean (x) the MSS/ATC FCC License, or (y) any other Communications License, the loss, revocation, modification, non-renewal, suspension or termination of which, (i) is material to the business and operations of the Companies, taken as a whole, or (ii) could be reasonably expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean (a) the Indebtedness listed on Schedule 1.01(a) and (b) any other Indebtedness (other than the Loans) or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $2.5 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Minimum Liquidity” shall mean the aggregate amount of (A) all unrestricted cash and Cash Equivalents of the Companies on the balance sheet of the Companies, and all Auction Rate Securities (valued at the prevailing market price) owned by any Company, in each case that (i) is not subject to any Lien in favor of any person other than the Collateral Agent to secure, on a first priority basis, the Obligations and, on a second priority basis, the Second Priority Lien Obligations (as defined in the Collateral Trust Agreement) and on a third priority basis, the Junior Priority Lien Obligations (as defined in the Collateral Trust Agreement), if any, (ii) is owned by Borrower or a Company that is a Domestic Subsidiary, and (iii) is held in a deposit account or securities account, as applicable, in which the Collateral Agent has a perfected, valid, enforceable, first priority security interest perfected by “control” (as such term is defined in Article 9 of the UCC) to secure, on a first priority basis, the Obligations and, on a second priority basis, the Second Priority Lien Obligations, subject only to Permitted Collateral Liens and (B) the undrawn and available portion of the Commitments, provided that the Commitments shall only be available if each of the conditions contained in Section 4.02 (other than Section 4.02(b)) is satisfied.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which (i) in the case of Real Property owned in fee, shall be in a form reasonably satisfactory to the Collateral Agent and (ii) in the case of leased Real Property, shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“MSS/ATC FCC License” shall mean the authorization issued by the FCC for (i) the provision of Mobile Satellite Service, as defined by the FCC, in the 2 GHz frequency band over a satellite system owned by Borrower or any of its Subsidiaries, or (ii) the provision of an Ancillary Terrestrial Component, as defined by the FCC, in conjunction with such Mobile Satellite Service.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any (i) Debt Issuance, (ii) ARS Conversion, or (iii) other issuance or sale or other disposition of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof received by any Company, or, with respect to any sale or other disposition of Equity Interests of Borrower by Holdings, an amount equal to the cash proceeds thereof received by Holdings (whether contributed to Borrower or otherwise), in each case net of fees, commissions, costs and other expenses (including taxes) incurred in connection therewith;

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all costs and expenses (including taxes) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and

(d)           with respect to any Extraordinary Receipt, the proceeds thereof received by any Company, net of all reasonable costs and expenses incurred in connection with the receipt or collection thereof.

“Non-Bank Certificate” shall have the meaning assigned to such term in Section 2.15(e).

“Note Guarantor” shall have the meaning assigned to such term in Section 5.11(b).

“Notes” shall mean any notes evidencing the Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit D.

“Notice to Bank in Respect of a Charged Bank Account” shall have the meaning assigned to such term in Section 3.20(e).

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including, in each case, the Guaranteed Obligations.  For the avoidance of doubt, the obligations of Borrower under paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6 shall not be Obligations and shall not be secured by the Collateral Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officers’ Certificate” shall mean a certificate executed by (i) the chief executive officer or the president of Borrower and (ii) one of the Financial Officers of Borrower, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.21.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit G or any other form approved by the Collateral Agent.

“Permitted Collateral Liens” shall mean, subject to the Collateral Trust Agreement, (a) in the case of Pledged Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e), and (g) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens with respect to the Mortgaged Property subject to any Mortgage being delivered on such date shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property issued by the applicable Title Company and (iii) otherwise Permitted Liens.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Holders” shall mean (a) Holdings and (b) any Controlled Investment Affiliates thereof.

“Permitted Issuance” shall mean any sale or issuance by Borrower of not more than an aggregate amount of 5.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings in order to pay when due consolidated or combined federal, state or local taxes which payments by Borrower are not in excess of the tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis.

“person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall have the meaning assigned to such term in Section 11.01(d).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Trust Agreement.

“Pledgor” shall mean (i) Holdings and (ii) each Company listed on Schedule 1.01(c), and each other person (including any Note Guarantor) that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Collateral Documents pursuant to Section 5.11.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date (other than any Permitted Issuance).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment; provided that, if the total

Commitments has been reduced to zero, Pro Rata Percentage shall mean the percentage of the total Loan Exposure of all Lenders represented by such Lender’s Loan Exposure.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Revolving Credit Facility” shall mean the revolving credit facility provided hereunder.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.

“SDN List” shall have the meaning assigned to such term in Section 6.21.

“Secured Parties” shall mean, collectively , the Agents and the Lenders.

“Securities Act” shall mean the Securities Act of 1933.

“Security and Pledge Agreement” shall mean that certain security and pledge agreement, dated as of August 15, 2005, among Borrower, ICO Satellite Services G.P., a Delaware general partnership, ICO Global Communications (Canada) Inc., a Canadian corporation, and The Bank of New York, as Collateral Agent.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h)(i).

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Obligations, including the Convertible Senior Secured Notes.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled

(without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each (i) other Subsidiary of Borrower or (ii) Note Guarantor that is or becomes or is required to become a party to this Agreement and the Collateral Documents pursuant to Section 5.11.

“Supermajority Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 66-2/3% of the sum of all Loans outstanding and unused Commitments at such time.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“System” shall mean assets constituting a commercial radio communications system authorized by the FCC pursuant to the Communications Act of 1934 including any license or authorization, and the network, marketing, distribution, sales, customer interface and any operations related thereto.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.17(o)(iii).

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and (b) Credit Extension hereunder, and the payment of all fees, costs and expenses paid or to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trustee” shall have the meaning assigned to such term in the recitals hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02         [Reserved.]

Section 1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect and shall, in any event, in either case, include the ICO Satellite.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents (other than the Collateral Documents).

Section 1.04         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date of the audited financial statements for the fiscal year ended December 31, 2007 required to be delivered pursuant to Section 3.04(a).  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within 5 days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05         [Reserved.]

Section 1.06         Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07         Resolution of Drafting Ambiguities.  Each Company acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make  Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Final Maturity Date and the termination of the Commitment of each Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Loan Exposure exceeding such Lender’s Commitment.  Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may pay or prepay and reborrow Loans.

Section 2.02         Loans.  (a)  The Loans shall be made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Any Loans shall be made in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the Commitments; provided that Loans on the Closing Date shall be made in an aggregate principal amount of $40.0 million.

(b)           Each Lender may at its option make any Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrower shall not be entitled to request greater than two Credit Extensions over the life of this Agreement (including the initial Credit Extension on the Closing Date).

(c)           Each Lender shall make its Loan to be made by it hereunder on the Closing Date and on any subsequent Business Day on which Loans are to be made hereunder by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Loan shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d)           Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s portion of such Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Loan in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable at the time to Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

Section 2.03         Borrowing Procedure.  To request a Loan, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent not later than 10:00 a.m., New York City time, one Business Day prior to the date of the proposed Loan.  The Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           the aggregate amount of such Loan;

(b)           the date of such Loan, which shall be a Business Day;

(c)           the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(d)           that the conditions set forth in Sections 4.02(a) – (e) are satisfied as of the date of the notice; provided that the certification contained therein shall not apply to the Administrative Agent’s satisfaction that any of the conditions in Section 4.02(e) have been met, only that such underlying conditions have been met.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan.

Section 2.04         Evidence of Debt; Repayment of Loans.

(a)           Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Final Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)           Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in the form of Exhibit D.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more Notes in such form.

Section 2.05         Fees.

(a)           Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 10.0% per annum of the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date hereof to but excluding the date on which such Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender.

(b)           Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the fees set out in paragraph 1(a) of the Debt Financing Letter referred to in clause (ii) of that definition and such other fees payable in the amounts and at the times agreed to separately in writing to between Borrower and the Administrative Agent (other than pursuant to paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letter to the extent such obligations relate directly and solely to such paragraph 6) (the “Administrative Agent Fees”).

(c)           Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon in writing between Borrower and the applicable Agents (other than pursuant to paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letter to the extent such obligations relate directly and solely to such paragraph 6).

(d)           Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fees provided under Section 2.05(c) directly to the Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06         Interest on Loans.  (a)  Subject to the provisions of Section 2.06(c), the Loans shall bear interest at a rate per annum equal to 12.50%.

(b)           [Reserved.]

(c)           Notwithstanding the foregoing, during an Event of Default, all Obligations shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)           Interest on each Loan shall accrue annually in arrears and shall be capitalized and added to principal of the Loans on the last day of each calendar year; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all accrued and capitalized interest shall be payable on demand upon repayment of the Revolving Credit Facility, whether on the Final Maturity Date, by acceleration, prepayment, or otherwise except that in the case of any partial prepayment of the Revolving Credit Facility, only the interest accrued and capitalized on the amount prepaid shall be so payable.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07         Termination and Reduction of Commitments.  (a)  The Commitments shall automatically terminate on the Final Maturity Date.

(b)           At its option, subject to the proviso in sub-clause (a)(iii) of the definition of Change in Control, Borrower may from time to time permanently reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000.

(c)           Borrower shall notify the Administrative Agent in writing of any election to reduce the Commitments under Section 2.07(b) at least five Business Days prior to the effective date of such reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable.  Any reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08         [Reserved.]

Section 2.09         [Reserved.]

Section 2.10         Optional and Mandatory Prepayments of Loans.  (a)  Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, subject to the requirements of this Section  2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.

(b)           Loan Prepayments.  (i) In the event of the termination of all the Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Loans.

(ii)           In the event that the sum of all Lenders’ Loan Exposures exceeds the Commitments then in effect (including after giving effect to the capitalization of interest pursuant to Section 2.06(d)), Borrower shall, without notice or demand, immediately repay or prepay Loans in an aggregate amount sufficient to eliminate such excess.

(c)           Asset Sales.  Not later than two Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i)            so long as no Default shall then exist or would arise therefrom, such Net Cash Proceeds of Asset Sales in an aggregate amount up to $1,000,000 in any fiscal year of Borrower,

shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Company within 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that, if the property subject to such Asset Sale constituted Pledged Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Collateral Liens) of the applicable Collateral Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)           if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d)           Debt Issuance or Preferred Stock Issuance.  Not later than two Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by any Company, or issuance of any Equity Interest by any Company (unless permitted by Section 6.13 other than Sections 6.13(v) and (vi)), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)           Extraordinary Receipts.  Not later than five Business Days following the receipt of any Net Cash Proceeds from an Extraordinary Receipts by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h); provided that:

(i)            so long as no Default shall then exist or would arise therefrom, such Net Cash Proceeds of Extraordinary Receipts in an aggregate amount of up to $1,000,000 in any fiscal year of Borrower shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets of any Company within 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided, that all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Collateral Liens) of the applicable Collateral Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)           if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f)            Casualty Events.  Not later than two Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h); provided that:

(i)            so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall be less than $1,000,000, Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used, or (B) in the event that such Net Cash Proceeds equal or exceed $1,000,000, the Required Lenders have elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in fixed or capital assets of any Company, no later than 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Pledged Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Collateral Liens) of the applicable Collateral Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)           if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g)           Auction Rate Securities.  Not later than two Business Days following the receipt of any Net Cash Proceeds of one or more ARS Conversions after the Closing Date by any Company in an aggregate amount of more than $57.0 million, Borrower shall make prepayments in accordance with Section 2.10(h) and (i) in an aggregate principal amount equal to 50% of the amount by which such Net Cash Proceeds exceeds $57.0 million.

(h)           Application of Prepayments.

(i)            Prior to any optional prepayment hereunder, Borrower shall select the Loan or Loans to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h)(iii), subject to the provisions of this Section 2.10(h).

(ii)           Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied to reduce outstanding Loans.

(iii)         Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of the Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each prepayment of a Loan shall be applied ratably to the Loans included in the prepaid Loan and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(iv)          Waiver of Mandatory Prepayments.  Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Loans, any of the Lenders may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, its right to receive the amount of such mandatory prepayment of the Loans, (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans, (iii) if and to the extent any such non-waiving Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Lender shall be deemed to have rejected such offer, and (iv) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts shall be delivered to Borrower.

(i)            Loan Call Protection.  Any prepayment pursuant to Section 2.10 (other than those pursuant to Section 2.10 (e) or (f)) of the Loans before the Final Maturity Date shall be accompanied by a prepayment premium equal to (i) if such prepayment is made prior to the six-month anniversary of the Closing Date, 2.50% of the principal amount of such prepayment, and (ii) if such prepayment is made on or after the six-month anniversary of the Closing Date a percentage declining ratably thereafter to zero calculated on a monthly basis through the Final Maturity Date.

Section 2.11         [Reserved.]

Section 2.12         Increased Costs; Change in Legality.

(a)           [Reserved.]

(b)           If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c)           A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender  or its holding company, as the case may be, as specified in Section 2.12(b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof; provided, that (i) Borrower shall not be required to compensate any Lender with respect to any period more than 270 days prior to the date the certificate is delivered to Borrower under this Section 2.12(c) if such Lender prior to such date knew or would reasonably be expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder, and (ii) the foregoing limitation shall not apply to any claims arising out of the retroactive application of any Change in Law within such 270-day period.

(d)           Subject to the proviso in the last sentence of Section 2.12(c) of this Agreement, failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.13         [Reserved.]

Section 2.14         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn:  ICO North America Account Manager, except that payments pursuant to Sections 2.12, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal ratably among the parties entitled thereto in accordance with the amounts of principal due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Collateral Documents), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Company in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)           Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15         Taxes.  (a)  Any and all payments by or on account of any obligation of the Companies hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct, reduce or withhold any amounts in respect of Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) Borrower shall make such deductions, reductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)           In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c)           Borrower shall indemnify the Administrative Agent and each Lender, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender, if requested by Borrower or the Administrative Agent, shall deliver documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is incorporated or resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to

Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Each Foreign Lender shall deliver to Borrower and the Administrative Agent two copies of either (i) U.S. Internal Revenue Service Form W-8BEN, (ii) U.S. Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement (a “Non-Bank Certificate”) in the form of Exhibit H and U.S. Internal Revenue Service Form W-8BEN, (iv) U.S. Internal Revenue Service Form W-8IMY (together with forms listed under clauses (i) through (iii) hereof, as may be required), or (v) any other form prescribed by applicable law, in each case, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower hereunder or under any other Loan Document (or, in each case, any subsequent versions thereof or successors thereto).  Such forms (and, if applicable, a Non-Bank Certificate) shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f)            If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower to the extent the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16         Mitigation Obligations; Replacement of Lenders.  (a)  Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(b), or if Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(b), (ii) Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iii) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by both (A) the Required Lenders and (B) all other Lenders or all other affected Lenders, as the case may be, that are not to be so replaced, or (iv) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) except in the case of clause (iii) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Section 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(b) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.16(a)), or if such Lender shall waive its right to claim further compensation under Section 2.12(b) in respect of such circumstances or event or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c)           Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Loan (a “Defaulted Loan”) in accordance with Section 2.02(c), then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitment and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender , it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) the amount of such Defaulting Lender’s Commitment and Loans shall be excluded for purposes of calculating the commitment fee payable to Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Loan Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.

For purposes of this Agreement, (i) “Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (ii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Company represents and warrants to the Agents and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

Section 3.01         Organization; Powers.  Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 3.02         Authorization; Enforceability.  The Transactions to be entered into by each Loan Party and the execution, delivery and performance of the Convertible Senior Note Documents, including the Collateral Trust Agreement, to which such Loan Party is a party, are or were, as the case may be, within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  This Agreement and each Convertible Senior Note Document, including the Collateral Trust Agreement, has been duly executed and delivered by each such Loan Party and constitutes (and, in the case of the Convertible Senior Note Documents to which such Loan Party is a party, has at all times since the execution and delivery thereof by the Loan Parties constituted), and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         No Conflicts; No Default.  The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate or result in a default or require any consent or approval under (x) the Convertible Senior Note Documents or any other Material Agreement, or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Collateral Documents.  No Default or Event of Default has occurred and is continuing.

Section 3.04         Financial Statements.  (a)  Borrower has heretofore delivered (or, in the case of the December 31, 2007 financial statements, will deliver on or before the Closing Date) to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with Regulation S-X consistently applied throughout the applicable period covered, respectively, thereby except for a change in the application of Regulation S-X required thereunder and expressly noted therein, and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, unless expressly permitted not to be stated therein under GAAP and Regulation S-X, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)           [Reserved.]

(c)           [Reserved.]

(d)           There are no material liabilities of any Company of any kind or type (whether absolute, contingent or otherwise and whether or not due) that have not been reflected in the financial statements referred to in Section 3.04(a).  Since December 31, 2006 there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05         Properties.  (a)  Each Company has good and valid title to, or valid license to use, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Pledged Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its currently intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased or subleased by any Company, as lessee or  sublessee, as of the Closing Date and describes the type of interest therein held by such Company and whether such lease or sublease requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c)           No Mortgage (if any) encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)           Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.  The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used.  The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e)           (i) On the Closing Date and (ii) thereafter, except in the case of this clause (ii) only for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no condemnation or eminent domain proceeding pending or threatened in writing with respect to, or that could affect any of the Real Property of the Companies.

(f)            Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06         Intellectual Property.  (a)  Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets.  Each Company owns or has valid license to use, free and clear of all Liens (other than Permitted Collateral Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary and material for the conduct of its business as currently conducted (the “Intellectual Property”).  No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim.  The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Company has done anything to authorize or enable any other person to use any such Intellectual Property in a manner that could reasonably be expected to have a Material Adverse Effect.  Each Company has taken commercially reasonable efforts actions to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b)           Patents; Registrations.  (i) On and as of the Closing Date, each Company owns and possesses the right to use all issued patents and pending patent applications, trademark, service mark and domain name registrations and pending applications, and copyright registrations and pending applications listed in Schedule 3.06(b), and (ii) all patents and registered trademarks, service marks, copyrights and domain names owned by each Company, and necessary and material to the conduct of its business as currently conducted, are valid, subsisting and in full force and effect.

(c)           No Violations or Proceedings.  (i) There is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Pledged Collateral, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, except for any infringement or misappropriation that could not reasonably be expected to have a Material Adverse Effect, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or threatened in writing, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)           No Impairment.  Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Company in any material Intellectual Property.

(e)           No Agreement or Order Materially Affecting Intellectual Property.  Except for exceptions to the following that could not reasonably be expected to have a Material Adverse Effect, no Company is subject to (i) any settlement, covenant not to sue or other instrument, agreement or other document, or (ii) any outstanding Order, which may affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07         Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth a list of (i) Holdings and each Company and its jurisdiction of incorporation or organization as of the Closing Date and (ii) with respect to each Company, the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings and Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.  As of the date hereof, 99.8% of the Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents and any Permitted Collateral Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, except as set forth on Schedule 3.07(a), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein), except for the Convertible Senior Secured Notes.

(b)           No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Collateral Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Collateral Documents or the exercise of remedies in respect of such Equity Interests.

(c)           A complete and accurate organization chart, showing the ownership and organizational structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08         Litigation; Compliance with Legal Requirements.  (a)  There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Company, threatened in writing against any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

(b)           No Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, has resulted, or could, individually as in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09         Agreements.  (a)  No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its

Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b)           No Company is in default in any manner under any provision of any indenture or other document, agreement or instrument evidencing Indebtedness or Contingent Obligation, or any other document, agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default has resulted, or could reasonably be expected to result, in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a default.

(c)           Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered, or will deliver prior to the Closing Date, copies of such Material Agreements to the Administrative Agent (or expressly made available, or will expressly make available prior to the Closing Date, in a reasonable manner to the Administrative Agent) and the Lenders for review; provided, that the obligation to provide or make any Material Agreement available is subject to (i) the Administrative Agent entering into a separate confidentiality agreement with the applicable Company on terms sufficient (based on the confidentiality provisions contained in such Material Agreement) to permit the disclosure of such Material Agreement to the Administrative Agent, and (ii) with respect to any Material Agreement that does not permit disclosure of such agreement to the Administrative Agent upon execution of such a confidentiality agreement, the applicable Company’s ability to secure the consent of the counterparties to such Material Agreement to such disclosure) (clauses (i) and (ii) above collectively, the “Confidentiality Restrictions”) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect.

(d)           As of the Closing Date, no Company has, directly or indirectly, applied any Net Proceeds (as defined in the Convertible Indenture) of Asset Sales (as defined in the Convertible Indenture) to repay any Indebtedness (as defined in the Convertible Indenture) under the Working Capital Facility (as defined in the Convertible Indenture) and effected a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 of the Convertible Indenture; provided that, following the Closing Date, this representation and warranty shall not apply to the application of Net Cash Proceeds pursuant to the last paragraph of Section 5.10 of the Convertible Indenture.

Section 3.10         Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b)           No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate such regulations.

Section 3.11         Investment Company Act, etc..  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any guarantee or Lien in respect of Indebtedness.

Section 3.12         Use of Proceeds.  Borrower will use the proceeds of Loans for working capital and general corporate purposes.

Section 3.13         Taxes.  Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns or materials required to have been filed by it and all Tax Returns filed are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments made against it or any of its properties by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or Sections 6111(c) or (d) of the Code (as in effect prior to the amendment by the American Jobs Creation Act of 2004, P.L. 108 357), or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  No Company is party to any tax sharing or similar agreement.

Section 3.14         No Material Misstatements.  No information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule constitutes a forecast or projection, each Company represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein and other assumptions made by the Companies that are either (i) expressly disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof or (ii) immaterial assumptions that are not inconsistent with, or contrary to, the assumptions stated therein or disclosed pursuant to clause (i) above (which assumptions are believed by the Companies on the date delivered to the Administrative Agent or a Lender to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Acquired Business, and (iii) the best information available to the Companies as of the date of delivery thereof to the Administrative Agent or a Lender.  Except as disclosed in Borrower’s publicly available filings with the U.S. Securities and Exchange Commission, each Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.15         Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Companies, threatened in writing that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16         Solvency.  Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and probable liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17         Employee Benefit Plans.  (a)  The Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)           No ERISA Event has occurred or is expected to occur.  No Pension Plan has any Unfunded Pension Liability.  Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c)           Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

(d)           To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities.  No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended, fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

Section 3.18         Environmental Matters.

(a)           Except as could not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $500,000:

(i)            the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability for any violation of, any applicable Environmental Law;

(ii)           the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations as presently conducted, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws.  The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.  No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits on or prior to the Final Maturity Date;

(iii)          there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies for a violation of any Environmental Law or in an Environmental Claim;

(iv)          there is no Environmental Claim pending or, to the knowledge of the Companies, threatened in writing against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Companies, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)           no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi)          no Company is obligated to perform any action or otherwise incur any expense as a result of or arising under any violation of or arising under any Environmental Law, or pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii)         no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) to the knowledge of the Companies, included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii)        there are no underground or aboveground storage tanks that are not in compliance with Environmental Laws, whether empty or containing any Hazardous Material, located on any Real Property;

(ix)           no Lien has been recorded or, to the knowledge of any Company, threatened in writing under any Environmental Law with respect to any Real Property or property of the Companies;

(x)            the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(xi)           the Companies are and have been in compliance with all applicable requirements under the California Toxic Enforcement Act of 1986 (Proposition 65) with respect to all products manufactured by any Company that are sold or distributed in the State of California.

(b)           The Companies have made (or, prior to the Closing Date, will make) available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the actual or suspected existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19         Insurance.  Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.20         Collateral Documents.  (a)  The Collateral Documents will be effective to create (and will create) in favor of the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement), for the benefit of the Secured Parties, legal, valid, enforceable and fully perfected Liens on, and security interests in, the Pledged Collateral, including the Pledged Collateral with respect to which a security interest may be perfected only by possession or control to the extent such possession or control has been given to the Collateral Agent (which possession or control has been given to the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement) to the extent possession or control by the Collateral Agent is required by each Collateral Document); provided that the only conditions required to be satisfied by the Administrative Agent are those set forth in Section 11.19(a)(i)-(vi).  Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the

Pledged Collateral other than such Pledged Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction, in each case subject to no Liens other than Permitted Collateral Liens.

(b)           [Reserved.]

(c)           Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, each Mortgage (if any) will be effective to create, in favor of the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement), for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Companies’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Companies in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens to the extent such possession or control has been given to the Collateral Agent; provided that the only conditions required to be satisfied by the Administrative Agent are those set forth in Section 11.19(a)(i)-(vi).

(d)           Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, each Collateral Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement), for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Pledged Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement) of such Pledged Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens in favor of the Collateral Agent created under such Collateral Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case subject to no Liens other than Permitted Collateral Liens other than such Pledged Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction.

(e)           Upon the execution and delivery by ICO Services Limited to Bank of America in England and Wales of the Notice to Bank in Respect of a Charged Bank Account (the “Notice to Bank in Respect of a Charged Bank Account”) substantially in the form attached hereto as Exhibit K, the Notice to Bank in Respect of a Charged Bank Account may, and is intended by the parties, to be effective to improve the charge previously granted under the Composite Debenture in favor of the Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement), for the benefit of the Secured Parties.

Section 3.21         [Reserved.]

Section 3.22         Anti-Terrorism Law; Foreign Corrupt Practices Act.  (a)  No Company and, to the knowledge of the Companies, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)           No Company and to the knowledge of the Companies, no Affiliate or broker or other agent of any Company acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Company and, to the knowledge of the Companies, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)           No Company nor any director or officer, nor to the knowledge of any Company, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, the Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.23          Subordination of Convertible Senior Secured Notes, etc..  Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement; the Obligations and the Guaranteed Obligations will be “First Priority Lien Debt” and “First Priority Lien Obligations” within the meaning of the Collateral Trust Agreement; provided that the only conditions required to be satisfied by the Administrative Agent to become a party to the Collateral Trust Agreement are those set forth in Sections 11.19(a)(i)-(vi).  Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, the Secured Parties will be “First Priority Secured Parties” within the meaning of the Collateral Trust Agreement.  There is no other Series (as defined in the Collateral Trust Agreement) of First Priority Lien Debt outstanding or issued.

Section 3.24          Representations and Warranties Under Convertible Senior Secured Note Documents.  Except as expressly modified or supplemented by the Perfection Certificate, as of the Closing Date, all representations and warranties of each Company under the Collateral Documents entered into in connection with the Convertible Senior Secured Note Documents are true and correct in all material respects, as of the date hereof, except for any such representations and warranties that expressly relate to a an earlier date, which representations and warranties are true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Section 3.25          Representations and Warranties Under Debt Financing Letters.  The representations and warranties to the Arranger that, except with respect to clause (ii) of the second paragraph of the letter agreement dated March 21, 2008, between the Arranger and Borrower, which was subject to board approval as set forth therein (which approval of the Board of Directors of Borrower was obtained on or prior to the date hereof), (i) the agreements of Borrower set forth in the Debt Financing Letters have been duly authorized by Borrower, and (ii) that each Debt Financing Letter was duly executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought, are true and correct.

Section 3.26          Collateral Trust Agreement and Convertible Senior Secured Note Documents.  As of the Closing Date, except as set forth on Schedule 3.26, neither the Collateral Trust Agreement nor any other Convertible Senior Secured Note Document has been amended, amended and restated, waived (whether through estoppel or otherwise), supplemented or otherwise modified since the date of execution thereof.

Section 3.27          Loan Agreement Under the Collateral Trust Agreement.  Upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, this Agreement will be the “Loan Agreement” referred to in the Collateral Trust Agreement, and, upon the execution and delivery of the Collateral Trust Joinder and the satisfaction of each of the other applicable conditions of the Collateral Trust Agreement, the Obligations hereunder will constitute First Priority Lien Obligations (as defined in the Collateral Trust Agreement) secured on a perfected first priority basis by the Pledged Collateral pursuant to the Collateral Documents, subject only to Permitted Collateral Liens; provided that the only conditions required to be satisfied by the Administrative Agent to become a party to the Collateral Trust Agreement are those set forth in Sections 11.19(a)(i)-(vi).

Section 3.28          [Reserved.]

Section 3.29          Communications Licenses .  (a)  Schedule 3.29 accurately and completely lists, as of the date hereof, for Borrower and each of its Subsidiaries, all Material Communications Licenses (and the expiration dates thereof) granted or assigned to Borrower or any Subsidiary, including, without limitation, for (A) each Satellite owned by Borrower or any of its Subsidiaries, all space station licenses or authorizations, including placement on the FCC’s “Permitted Space Station List,” for operation of Satellites with C-band or Ku-band transponders issued or granted by the FCC to Borrower or any of its Subsidiaries and (B) for each Earth Station of Borrower and its Subsidiaries.

(b)           The Communications Licenses listed on Schedule 3.29 include all material authorizations, licenses, and permits issued by the FCC or any other Governmental Authority that are required or necessary for the operation and the conduct of the business of Borrower and its Subsidiaries, as now conducted..  Schedule 3.29 also sets forth all pending applications for all material authorizations, licenses, and permits issued by the FCC or any other Governmental Authority that are Communications Licenses that are required or necessary for the operation and the conduct of the business of Borrower and its Subsidiaries, as now conducted.  Each Communications License listed on Schedule 3.29 is issued in the name of the Subsidiary indicated on such schedule.

(c)           Each Material Communications License is in full force and effect.  Borrower has no knowledge of any condition imposed by the FCC or any other Governmental Authority as part of any Communications License which is neither set forth on the face thereof as issued by the FCC or any other Governmental Authority nor contained in the rules and regulations of the FCC or any other Governmental Authority applicable generally to telecommunications activities of the type, nature, class or location of the activities in question or any other applicable telecommunications Legal Requirements.  Each applicable location of Borrower or any of its Subsidiaries has been and is being operated in all material respects in accordance with the terms and conditions of the Communications License applicable to it and Applicable Law, including but not limited to the Communications Act and the rules and regulations issued thereunder.

(d)           No proceedings in respect of which there is a reasonable likelihood of an adverse determination are pending or, to Borrower’s knowledge, are threatened in writing which may result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC or any other Governmental Authority with respect to any operations of Borrower and its Subsidiaries, which in any case (i) relates to a Material Communication License or (ii) could otherwise reasonably be expected to have a Material Adverse Effect.

(e)           All reports, applications and other documents required to be filed by Borrower or any of its Subsidiaries with the FCC or any other Governmental Authority with respect to the actual or contemplated businesses or operations of the Companies have been timely filed, and all such reports, applications and documents are true, correct and complete in all respects, except where the failure to make such timely filing or any inaccuracy therein could not reasonably be expected to have a Material Adverse Effect, and Borrower has no knowledge of any matters in respect of which there is a reasonable likelihood of an adverse determination which could reasonably be expected to result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License or the imposition on Borrower of any fines or forfeitures by the FCC or any other Governmental Authority with respect to any Communications License, or which could reasonably be expected to result in a revocation, rescission, reversal or modification of any applicable authorization of Borrower and its Subsidiaries to operate as currently authorized under Applicable Law, including but not limited to the Communications Act and the policies, rules and regulations of the FCC, which in any case (i) relates to a Material Communication License or (ii) could otherwise reasonably be expected to have a Material Adverse Effect.

Section 3.30          Auction Rate Securities.  Each ARS held, directly or indirectly, beneficially or of record by any Company as of the Closing Date is listed on Schedule 1.01(d).

Section 3.31          MSS/ATC FCC License Applications.  Each outstanding application for any MSS/ATC FCC License made by, or on behalf of, any Company as of the Closing Date is listed on Schedule 3.31.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01          Conditions to Initial Credit Extension.  The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii)         such other documents, instruments or certificates as the Lenders or the Administrative Agent may reasonably request.

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d); provided that such certification shall not apply to (i) the Administrative Agent’s, the Collateral Agent’s or the Lenders’ satisfaction that any of the conditions in Sections 4.01(a), (d)(i), (e), (h)(ii), (i), (j), (k), (n)(vi), (n)(vii), (p), (q) and (r) have been met, only that such underlying conditions have been met, or (ii) Section 4.01(d)(iii).

(d)           Loan Documents.  (i) Each of the Loan Documents shall be in form and substance satisfactory to the Administrative Agent, the Arranger and the Required Lenders, and each of the Loan Documents required to be executed  and delivered on the Closing Date shall be in full force and effect on the Closing Date.  The Transactions shall have been consummated, on the date thereof, or shall be consummated simultaneously on the Closing Date.

(ii)           The representation and warranty in Section 3.09(d) shall be true and correct in all respects.

(iii)         The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.

(e)           Financial Statements.  The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04.

(f)            Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or Preferred Stock other than (i) the Loans hereunder, (ii) the Convertible Senior Secured Notes, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to any Company.

(g)           Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, a favorable written opinion of (i) Holme Roberts & Owen LLP, special counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent and the Arranger, and (ii) local, foreign and regulatory counsel listed on Schedule 4.01(g) for the Loan Parties in form and substance, satisfactory to the Administrative Agent and the Arranger in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent or the Required Lenders shall reasonably request.

(h)           Solvency Certificate and Other Reports.

(i)            The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of Borrower.

(ii)           The Lenders shall have received all other reports and opinions of appraisers, consultants or other advisors retained by them to review the business, operation or condition of the Companies giving effect to the Transactions, and shall be satisfied with such reports and opinions.

(i)            Legal Requirements.  The Administrative Agent and the Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j)            Consents.  The Administrative Agent and the Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened in writing, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)           Litigation.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened in writing by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a)(i) there is a reasonable likelihood of an adverse determination (or there has been an adverse determination) and (ii) has had, or could reasonably be expected to result in, a

Material Adverse Effect, or (b) materially and adversely impacts the ability of any Company to perform its obligations under the Loan Documents or the Convertible Senior Secured Note Documents, or the ability of the parties to consummate the financings contemplated hereby.

(l)            Uses.  The uses of the Credit Extensions shall be as set forth in Section 3.12.

(m)          Fees.  The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Proskauer Rose LLP, special counsel to the Administrative Agent and Arranger, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Companies hereunder or under any other Loan Document.

(n)           Personal Property Requirements.  The Collateral Agent shall have received (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement):

(i)            all certificates, agreements or instruments representing or evidencing the Investment Property, including all Pledged Equity (as such terms are defined in the Security and Pledge Agreement), accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in Schedule 16 to the Perfection Certificate and all Investment Property of each Company (as each such term is defined in, and to the extent required by, the applicable Collateral Documents);

(iii)         UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents and, with respect to all UCC financing statements required to be filed pursuant to the Loan Documents, evidence satisfactory to the Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Collateral Agent for the tracking of all such financing statements and notification to the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof; provided that, except as otherwise provided in the Collateral Documents or to ensure the accuracy of the representation and warranties in Section 3.20, no additional financing statements or other documents shall be required to be delivered pursuant to this Section 4.01(n)(iii) prior to the initial Credit Extension;

(iv)          certified copies, each as of a recent date, of (w) the UCC searches required to be attached as Exhibit 5 to the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (z) such other searches that the Collateral Agent deems necessary or appropriate;

(v)            [Reserved];

(vi)          evidence reasonably acceptable to the Administrative Agent of payment or arrangements for payment by the Companies of any applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Collateral Documents; and

(vii)         evidence reasonably satisfactory to the Administrative Agent that the Companies have complied with all their obligations with respect to the Pledged Collateral contained in the Collateral Documents including the Collateral Trust Agreement, including (y) the delivery and filing or recordations, as applicable, of financing statements, intellectual property and other recordations and the equivalents thereof in foreign jurisdictions, and (z) the delivery to the Collateral Agent (acting in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement) of possessory Pledged Collateral.

(o)           [Reserved.]

(p)           Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Collateral Documents, each of which shall, to the extent required by the Collateral Documents, including Section 4.4 of the Security and Pledge Agreement, be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(q)           Bank Regulatory Documentation.  The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(r)           Collateral Trust Agreement.  The Loan Parties shall have satisfied each of the conditions set forth in the Collateral Trust Agreement and required to be satisfied by the Loan Parties necessary to make the Administrative Agent party to the Collateral Trust Agreement and to render the representations and warranties in Sections 3.20 and 3.23 true and correct (without regard to the language regarding the satisfaction of the conditions of the Collateral Trust Agreement), and no further actions or steps shall be necessary to make the Administrative Agent party to the Collateral Trust Agreement.  The Loan Parties shall be party to the Collateral Documents, including the Collateral Trust Agreement, and such documents shall be in full force and effect.

(s)           The Administrative Agent shall be satisfied that Borrower shall have satisfied the requirements of clauses (w), (x), (y) and (z) of the proviso in the “First Lien Priority Lien Debt” definition contained in the Collateral Trust Agreement.

(t)            The consolidated balance sheet of Borrower as of the end of the fiscal year ended December 31, 2007 and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X, shall have been accompanied by the opinion of Deloitte & Touche (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP.  The Administrative Agent and the Required Lenders shall have received a copy of any “management letter” received by any

Company on or before the Closing Date from its certified public accountants and the management’s responses thereto in connection with such financial statements.

(u)           The Arranger shall have completed confirmatory legal, environmental and regulatory due diligence, including with respect to the Collateral Documents, and shall be satisfied with the results thereof.

(v)            The Bank of New York, in its capacity as Collateral Agent, shall have executed and delivered this Agreement.

(w)           The Collateral Agent (in its capacity as bailee and agent for the Secured Parties pursuant to the Collateral Trust Agreement) shall have a legal, valid and enforceable first priority security interest in the Auction Rate Securities (and the proceeds of any ARS Conversion) held, transferred or required to be transferred to Jefferies & Company, Inc. pursuant to the Debt Financing Letters, which security interest shall have been perfected by control (as such term is used in Articles 8 and 9 of the UCC) pursuant to one or more control agreements reasonably satisfactory to the Collateral Agent and the Administrative Agent.

(x)           The Administrative Agent shall have received, for further delivery to the Collateral Agent in form and substance satisfactory to the Administrative Agent (i) amendments to any UCC financing statements delivered in connection with the transactions contemplated by the Convertible Senior Note Documents, in which the exact legal name of the debtor is incorrect in any respect, (ii) amendments to each UCC financing statement that names ICO Satellite Services G.P. (the owner of the ICO Satellite) as the debtor to amend the collateral description to specifically reference the ICO Satellite in a manner satisfactory to the Administrative Agent, (iii) a termination statement to the UCC financing statement that names Borrower, as the debtor, and The Bank of New York (as indenture trustee), as the secured party.

Section 4.02          Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Compliance with Debt Financing Letters.  Borrower shall have complied in all respects with its obligations under the Debt Financing Letters, including clauses (i) and (ii) of the second paragraph of the Debt Financing Letters referred to in clause (ii) of the definition of such term but excluding paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6.

(b)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(c)           No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(d)           Representations and Warranties.  Each of the representations and warranties made by any Company set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of the Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e)           No Legal Bar.  No Order of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.  The Administrative Agent shall be reasonably satisfied that no proceeding in respect of which there is a reasonable likelihood of an adverse determination shall be pending or threatened in writing which may result in the loss, revocation, modification, nonrenewal, suspension, or termination of any Material Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any operations of Borrower and its Subsidiaries.  The Administrative Agent shall be reasonably satisfied that no proceeding shall be pending or threatened in writing which may result in the denial by the FCC of any pending material applications of Borrower or any Subsidiary thereof, if such denial could reasonably be expected to have a Material Adverse Effect.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of the Credit Extension shall constitute a representation and warranty by Borrower and each other Company that on the date of the Credit Extension (both immediately before and after giving effect to the Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.01 (in the case of the initial Credit Extension) and this Section 4.02 have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Company warrants, covenants and agrees with the Agents and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Company will, and will cause each of its Subsidiaries to:

Section 5.01          Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a)           Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c)           [Reserved.]

(d)           Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10; and (iii) in the case of annual financial statements delivered pursuant to Section 5.01(a) above, a written statement of the accounting firm opining on or certifying such financial statements stating that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and period of existence thereof;

(e)           Financial Officer’s Certificate Regarding Collateral.  In August of each year (and, in no event later than August 20th of any year), a certificate of a Financial Officer of Borrower certifying that (i) all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Pledged Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period), and (ii) all possessory Pledged Collateral required to be delivered to the Collateral Agent or the Administrative Agent pursuant to the Collateral Documents has been so delivered;

(f)            Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange;

(g)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)           [Reserved.]

(i)            Organization.  Within 30 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing in reasonable detail the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);

(j)            Organizational Documents.  Promptly, from time to time, (i) copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default (or equivalent) given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice;

(k)           Convertible Senior Secured Notes Information.  Promptly, from time to time, (i) any information, documents or disclosure provided to holders of the Convertible Senior Secured Notes required to be delivered to such holders pursuant to Section 5.03 of the Convertible Indenture, and (ii) any legal opinions required to be delivered, or delivered, pursuant to the Convertible Indenture, in each case, whether or not the Convertible Indenture is then in effect; and

(l)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.

Section 5.02          Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following the occurrence thereof):

(a)           any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)           any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d)           the occurrence of a Casualty Event in excess of $1,000,000 (whether or not covered by insurance);

(e)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(f)            the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $1,000,000;

(g)           (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any material portion of the Pledged Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of the Pledged Collateral, taken as a whole;

(h)           (i) any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to any Material Communications License, and (ii) if applicable, a copy of any notice or application by Borrower requesting authority to or notifying the FCC of its intent to cease telecommunications operations for any period in excess of ten days, or (iii) notice of any other action, proceeding or other dispute, which, if adversely determined, could reasonably be expected to result in the loss or revocation of any Material Communications License; and

(i)            any lapse, loss, modification, suspension, termination or relinquishment of any Material Communications License, permit or other authorization from the FCC or other Governmental Authority held by Borrower or any Subsidiary thereof or any failure of the FCC or other Governmental Authority to renew or extend any such Material Communications License, permit or other authorization for the usual period thereof and of any complaint against Borrower or any of its Subsidiaries or other matter filed with or communicated to the FCC or other Governmental Authority.

Section 5.03          Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Section 6.05, Section 6.06 or Section 6.08.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05, Section 6.06 or Section 6.08; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04         Insurance.  (a)  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Pledged Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement, (vi) launch insurance in an amount at least equal to the replacement cost of the launch vehicle for the ICO Satellite and the ICO Satellite, (vii) in-orbit insurance in an amount equal to the net book value of the ICO Satellite, and (viii) such other insurance against risks as the Administrative Agent may from time to time require (in each case, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default; provided further that with respect to clauses (vi) and (vii) hereof, Borrower shall (x) commence the insurance renewal process within 80 days prior to the expiration of the applicable policies thereof, (y) provide the Administrative Agent and Lenders with written weekly progress updates in reasonable detail on the insurance renewal process thereafter until such policies are renewed, and (z) renewed policies shall have been issued at least 15 days prior to the expiration date thereof.

(b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other material respects to the Collateral Agent.

(c)           Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)           With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(e)           Deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f)            No Company that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Company’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Company shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Company may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05         Obligations and Taxes.  (a)  Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)           Timely and accurately file all Tax Returns required to be filed by it.

(c)           Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06         Employee Benefits.  (a)  Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent or the Required Lenders shall reasonably request.

Section 5.07         Maintaining Records; Access to Properties and Inspections; Annual Meetings.  (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b)           If a Default shall have occurred and be continuing, within three Business Days following the request of the Administrative Agent or the Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed each such Default, the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08         Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

Section 5.09         Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.

(b)           Do or cause to be done all things necessary to prevent any Release of Hazardous Materials in, on, under, at, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.

(c)           Undertake all actions, including Response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials on, at, under, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address any material environmental conditions relating to any Company, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith and in the custody, possession or the control of the Company; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) to promptly notify the Administrative Agent in writing after a Responsible Officer of any of the Companies becomes aware of: (1) any Release or threatened Release of Hazardous Materials that could result in an Environmental claim against the Company in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any material non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any material investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any material Environmental Claim or material liability or material potential liability of any Company pursuant to any Environmental Law.

(d)           Diligently pursue and use commercially reasonable efforts to cause any person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner.  To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such obligations, the Companies shall promptly undertake all action that the applicable Company considers necessary in its reasonable business judgment to achieve full and timely satisfaction of such obligations.

(e)           Shall not amend in any way or waive any or all of the rights it may have under any other agreement pursuant to which there are indemnity, contribution, statutory rights or other obligation to any of the Companies relating to compliance with or liability under Environmental Law, without the prior written consent of the Administrative Agent.

(f)            At any time, within 30 days following a written request of the Administrative Agent, but no more frequently than once each year unless an Event of Default exists, provide the Administrative Agent (or the Required Lenders through the Administrative Agent) with a Phase I environmental assessment prepared by an environmental consulting firm, and in form and substance, reasonably acceptable to the Administrative Agent.  If a Default caused by reason of a breach of Section 3.18 or this Section 5.09 shall (i) have occurred and is not reasonably curable within 10 days or (ii) be continuing for more than 10 days without the Companies commencing activities reasonably likely to cure such Default, the Companies shall, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, (i) provide to the Lenders within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Administrative Agent and in the form and substance reasonably acceptable to the Administrative Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all Response actions required to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Administrative Agent; and (iv) permit the

Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Companies which are the subject of such Default for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater, all of which shall be at Borrower’s cost.

Section 5.10         [Reserved.]

Section 5.11         Additional Collateral; Additional Subsidiary Guarantors.  (a)  Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within (i) 30 days after the acquisition thereof or (ii) such longer period as shall be permitted by the applicable Collateral Document(s)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents (including the Collateral Trust Agreement) or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, (ii) deliver an opinion of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Documents (including the Collateral Trust Agreement) in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents against such after-acquired properties.

(b)           With respect to any person (including Holdings) that is or becomes a (A) a guarantor of (or otherwise provides, direct or indirect, credit support in respect of) the payment and/or performance of all or any portion of the obligations under or in respect of any or all the Convertible Senior Secured Note Documents (a “Note Guarantor”) or (B) a Subsidiary of a Company after the Closing Date, promptly (and in any event within (x) 5 days after such person becomes a Note Guarantor and (y)(1) 30 days after such person becomes a Subsidiary or (2) such longer period as shall be permitted by the applicable Collateral Document(s)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Company together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Company and (ii) cause such new Subsidiary (A) to execute (x) a Collateral Trust Joinder and (y) a joinder agreement to this Agreement (in form and substance acceptable to the Administrative Agent), to become a Subsidiary Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, to execute (x) a Collateral Trust Joinder, (y) a joinder agreement to this Agreement (in form and substance acceptable to the Administrative Agent) and (z) a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction (and in form and substance reasonably satisfactory to the Collateral Agent) to cause such Subsidiary to become a Subsidiary Guarantor and a Pledgor, (B) deliver an opinion of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Document to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding anything to the contrary set forth in this Section 5.11(b), Holdings shall not be or become a Note Guarantor as a result of the pledge of the Equity Interests of Borrower that it provides with respect to this Agreement and the Convertible Senior Secured Notes pursuant to the Convertible Senior Secured Note Documents as of the Closing Date.

(c)           Promptly grant to the Collateral Agent (and in any event within (1) 30 days of the acquisition thereof and (2) such longer period as shall be permitted by the applicable Collateral Document(s)) a security interest in and Mortgage on (i) each Real Property owned in fee by such Company as is acquired by such Company after the Closing Date and that, together with any improvements thereon, individually has a value of at least $1,000,000, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Company which lease individually has a Fair Market Value of at least $250,000, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Collateral Liens.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Company shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d)           Notify the Administrative Agent, promptly (and in any event within 15 days) after the acquisition of any Material Communications License and cause any Communications License that is an FCC License that is acquired by Borrower or any Subsidiary to be held by a License Subsidiary, or any other Company.

Section 5.12         Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Pledged Collateral covered thereby subject to no other Liens except Permitted Collateral Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)           Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Pledged Collateral pursuant to the Collateral Documents.

(c)           Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.

(d)           If the Administrative Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Company constituting Pledged Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(e)           Promptly, upon the reasonable request of the Collateral Agent or the Administrative Agent, comply with its obligations of, or with respect to, further assurance (or other provisions having substantially the same effect thereof) under the Collateral Documents (including the Collateral Trust Agreement).

Section 5.13         Information Regarding Collateral.  Not effect any change (i) in any Company’s legal name, (ii) in the location of any Company’s chief executive office, (iii) in any Company’s organizational structure, (iv) in any Company’s Federal Taxpayer Identification Number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, Borrower shall promptly notify the Administrative Agent of such change), or (v) in any Company’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral, if applicable.  Each Company shall promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

Section 5.14         Maintenance of Corporate Separateness.  Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the accurate maintenance of  separate organizational and business records in all material respects.  No Company shall take any action, or conduct its affairs in a manner, that would result in the organizational existence of such Company, or any other Company, being ignored, or in the assets and liabilities of any Company being substantively consolidated with those of any other  Company in an Insolvency Proceeding.

Section 5.15         [Reserved.]

Section 5.16         License Subsidiaries.  Maintain all Communications Licenses that are FCC Licenses in a License Subsidiary or another Company; provided that 100% of the Equity Interests therein are subject to a perfected, first priority security interest (subject to Permitted Collateral Liens) in favor of the Collateral Agent, contingent on prior FCC approval if any remedies in respect of such Liens are exercised.

Section 5.17         Compliance with Debt Financing Letters.  Borrower shall comply in all respects with its obligations under the Debt Financing Letters, including clauses (i) and (ii) of the second paragraph of the Debt Financing Letters referred to in clause (i) of the definition of such term but excluding paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6.

Section 5.18         Cooperation.  Borrower shall cooperate with Administrative Agent in good faith to give effect to any comments on or requested changes to this Agreement made by The Bank of New York, in its capacity as Collateral Agent, as a condition to The Bank of New York’s execution and delivery of this Agreement, that are mutually acceptable to Borrower and the Administrative Agent.

Section 5.19         Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth below in Section 5.19, in each case within the time limits specified below:

(a)           Insurance Premiums.  (i) The Companies shall pay all outstanding premiums due to insurers with respect to the launch and in-orbit insurance policies, (ii) fulfill any and all outstanding information requests from the insurers with respect to such policies due prior to the launch of the ICO Satellite, and (iii) provide satisfactory evidence of compliance with clauses (i) and (ii) to the Administrative Agent and the Required Lenders, in each case within five Business Days of the Closing Date and, in any event, prior to the launch of the ICO Satellite.

(b)           UK Deposit Account Control Agreement Equivalent.  Borrower shall have used commercially reasonable efforts for 30 days following the Closing Date to deliver to the Administrative Agent a duly executed and delivered copy (with an original to follow within an additional 5 days) of an Acknowledgment to the Collateral Agent from Bank (the “Acknowledgment to the Collateral Agent from Bank”) substantially in the form of Exhibit J.

(c)           Insurance Certificate from UK Marsh.  As soon as reasonably practicable following the Closing Date, and, in any event, within 15 days (or an additional period of 15 days following such date in the sole discretion of the Administrative Agent) following the Closing Date, the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies issued by UK Marsh to the Holdings and covering its Subsidiaries, which shall, to the extent required by the Collateral Documents, including Section 4.4 of the Security and Pledge Agreement, be endorsed or otherwise amended to include the equivalent under the laws of England and Wales of a “standard” or “New York” lender’s loss payable endorsement and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured or the equivalent under the laws of England and Wales, in form and substance satisfactory to the Administrative Agent and the Collateral Agent

ARTICLE VI
NEGATIVE COVENANTS

Each Company warrants, covenants and agrees with the Agents and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, no Company will, nor will they cause or permit any Subsidiaries to:

Section 6.01         Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c)           Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)           Indebtedness permitted by Section 6.04;

(e)           Indebtedness in respect of (i) bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), and (ii) workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business in an aggregate amount for all such Indebtedness not to exceed $500,000 at any time outstanding;

(f)            Indebtedness under the Convertible Senior Secured Note Documents in an aggregate principal amount not to exceed $650,000,000 (plus the amount of capitalized or pay-in-kind interest thereon permitted under the Convertible Senior Secured Note Documents) at any time outstanding; provided that the Liens securing such Indebtedness continue to be expressly subordinated to the Liens securing the Obligations at all times;

(g)           Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than Section 6.01(i));

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(j)            unsecured Indebtedness in an aggregate principal amount not to exceed $200.0 million at any time outstanding permitted by the Convertible Indenture; provided that (i) such Indebtedness is expressly subordinated in right of payment to both the Obligations (including the Guaranteed Obligations) and the Convertible Senior Notes and the Convertible Senior Note Guarantees on terms and conditions, and pursuant to documentation, satisfactory to the Lenders, (ii) both before and after giving effect to the incurrence of such Indebtedness, no Default has occurred and is continuing or would result therefrom; (iii) such Indebtedness may not mature earlier than the later of 91 days after (i) the scheduled maturity of the Convertible Senior Notes, and (ii) the Final Maturity Date, (iv) such Indebtedness shall bear cash interest (or any similar payments), if at all, in an amount not to exceed 7.5% per annum, (v) such Indebtedness shall prohibit the payment of cash interest (and any similar payments) during any period in which Borrower has exercised its option to pay interest on the Convertible Senior Notes in the form of Additional Notes (as defined in the Convertible Indenture), or if there is a Default or Event of Default hereunder, (vi) a portion of the proceeds of any issuance of such Indebtedness shall be applied by Borrower to create an escrow account to fund at least the first two years of cash interest (and any similar payment) payable on such Indebtedness, which escrow account shall not be funded, directly or indirectly, with the proceeds of Loans hereunder, and (vii) the Net Cash Proceeds of such Indebtedness shall be applied solely to repay Loans in accordance with Section 2.10(b) and Section 2.10(h) and (i)

(without regard to any right of reinvestment otherwise provided for in such Section 2.10(b) for the Net Cash Proceeds of other Indebtedness).

Section 6.02         Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)           Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)            Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g)           Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company and the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 75% of the Fair Market Value or the cost of the property secured by such Lien;

(i)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j)            Liens granted pursuant to the Collateral Documents to secure the Obligations and any other Indebtedness and obligations permitted to be secured thereby pursuant to the Collateral Trust Agreement and the Convertible Indenture;

(k)           licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(l)            the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(m)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon; and

(n)           Liens granted by a Company in favor of another Company; provided that such Liens are junior in right of priority to the Liens in favor of the Collateral Agent securing the Obligations and permitted under the Collateral Trust Agreement and the other Collateral Documents.

Section 6.03         Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business,

whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except for Sale and Leaseback Transactions between or among two or more Companies.

Section 6.04         Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)           Investments outstanding on the Closing Date and identified on Schedule 6.04(a);

(b)           the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c)           Hedging Obligations permitted pursuant to Section 6.01(c);

(d)           loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed $100,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, following an IPO of any Company, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e)           Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor and (iv) any Company in any other Company; provided that in the case of a loan or advance by a Company, such Investment shall be pledged by such Company as Pledged Collateral pursuant to the Collateral Documents;

(f)            (i) Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers and (ii) Investments received in compromise or resolution of litigation, arbitration or other disputes in the ordinary course of business;

(g)           mergers and consolidations in compliance with Section 6.05;

(h)           Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i)            Acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a)); and

(j)            Dividends in compliance with Section 6.08.

Section 6.05         Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)           dispositions of assets in compliance with Section 6.06 (other than Section 6.06(e) and Section 6.06(f));

(b)           any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(c)           any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect; and

(d)           any Company may merge or consolidate with any other Company.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Pledged Collateral, or any Pledged Collateral is sold as permitted by this Section 6.05, such Pledged Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent, the Administrative Agent and/or the Required Lenders shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06         Asset Sales.  Effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a)           dispositions of damaged, worn-out or obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)           other dispositions of property (excluding those subject to Section 6.06(j)); provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $2,500,000 in any period of 12 consecutive months, but, in any event, shall not exceed $1,000,000 with respect to any single disposition of property, (ii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, and (iii) at least 85% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c)           leases of real or personal property (other than Sale and Leaseback Transactions) in the ordinary course of business and in accordance with the applicable Collateral Documents;

(d)           Investments in compliance with Section 6.04;

(e)           mergers and consolidations in compliance with Section 6.05;

(f)            Dividends in compliance with Section 6.08;

(g)           sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(h)           any disposition of property that constitutes a Casualty Event;

(i)            any disposition of property or issuance of Equity Securities by any Subsidiary of Borrower to Borrower or any of its Wholly Owned Subsidiaries; provided that (i) if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must be Borrower or a Subsidiary Guarantor, (ii) in the case of an issuance of Equity Interests, both the transferor and the transferee are Companies, and (iii) any issuance of Equity Interests in compliance with Section 6.13;

(j)            dispositions of Auction Rate Securities; and

(k)           dispositions of property between or among Companies.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Pledged Collateral, or any Pledged Collateral is sold as permitted by this Section 6.06, such Pledged Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent, the Administrative Agent and/or the Required Lenders shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07         Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)           Investments in compliance with Section 6.04;

(b)           [Reserved];

(c)           purchases and other acquisitions of inventory, materials, equipment, real property and intangible property in the ordinary course of business;

(d)           leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Collateral Documents;

(e)           mergers and consolidations in compliance with Section 6.05;

(f)            Dividends in compliance with Section 6.08; and

(g)           acquisitions of property by one or more Companies from one or more other Companies;

provided that, (i) subject to the Collateral Trust Agreement, the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (ii) no Company shall acquire, directly or indirectly (including through a Synthetic Purchase Agreement), Auction Rate Securities (whether pursuant to this Section 6.07 or otherwise).

Section 6.08         Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that (i) Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower and (ii) Dividends by one Company to another Company, in each case shall be permitted.

Section 6.09         Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Companies), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           Dividends permitted by Section 6.08;

(b)           Investments permitted by Sections 6.04(e);

(c)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company, in each case to persons who are not Affiliates of any Company; and

(d)           the Transactions as contemplated by, and in accordance with, the Loan Documents.

Section 6.10         Minimum Liquidity.  Permit Minimum Liquidity, at any time, to be less than $5,000,000.

Section 6.11         Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.  Directly or indirectly:

(a)           (including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Convertible Senior Secured Notes or any other Subordinated Indebtedness;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Convertible Senior Secured Note Document in any manner that is prohibited under the Collateral Trust Agreement;

(c)           amend or modify, or permit the amendment or modification of, any provision of any Convertible Senior Note Document or any Material Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or

(d)           terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the applicable Collateral Document) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12         Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing between or among the Companies or existing under or by reason of:

(a)           applicable mandatory Legal Requirements;

(b)           (x) this Agreement and the other Loan Documents and (y) the Convertible Senior Secured Note Documents as in effect on the Closing Date or otherwise as amended in accordance with Section 6.11;

(c)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d)           customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; or

(e)           customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale or other disposition; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder.

Section 6.13         Limitation on Issuance of Capital Stock.  With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary, (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests, (iii) Borrower may issue Equity Interests in accordance with the Convertible Indenture upon the conversion of any Convertible Senior Secured Notes or upon the exercise by the holders of any Convertible Senior Secured Notes of their rights of first offer set forth in Section 5.21 of the Convertible Indenture, (iv) Borrower may issue Permitted Issuances or common stock that is Qualified Capital Stock to Holdings, (v) Borrower may issue Equity Interests upon the exercise of options described in Schedule 3.07(a), (vi) Borrower may issue common stock that is Qualified Capital Stock to any person other than Holdings or any Company so long as, in each case, immediately after giving effect to such issuance Holdings owns at least a majority of the Equity Interests of Borrower, and (vii) any Company (other than Borrower) may issue Equity Interests to any other Company.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Collateral

Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Collateral Document.

Section 6.14         Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Domestic Subsidiaries in connection with an Investment made pursuant to Section 6.04(e), or (iii) acquire one or more Domestic Subsidiaries in connection with an Investment permitted hereunder, so long as, in each case, Section 5.11 shall be complied with; provided, further, that any such established, created or acquired Subsidiary may be acquired by another Company.

Section 6.15         Business.  With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2007 (or which are substantially related thereto or are reasonable extensions thereof).  Except as a result of transfers between or among Companies or as otherwise permitted by Section 5.11(d) and Section 5.16 of this Agreement, in no event shall (a) any License Subsidiary own any assets other than one or more Communications Licenses (and assets reasonably related thereto to the extent necessary to comply with all applicable Legal Requirements) and (b) neither Borrower nor any Subsidiary other than a License Subsidiary shall hold any Communications Licenses that are FCC Licenses.

Section 6.16         Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are permitted by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.17         Fiscal Periods.  Change its fiscal year-end and fiscal quarter-ends to dates other than December 31, and March 31, June 30, September 30, December 31, respectively.

Section 6.18         [Reserved.]

Section 6.19         No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement, the other Loan Documents and the Convertible Senior Secured Note Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(j)) on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.20         Anti-Terrorism Law; Anti-Money Laundering.  (a)  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Companies shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.20).

(b)           Cause or permit any of the funds of such Company that are used to repay the Credit Extension to be derived from any unlawful activity with the result that the making of the Credit Extension would be in violation of Legal Requirements.

Section 6.21         Embargoed Person.  Cause or permit (a) any of the funds or properties of the Companies that are used to repay the Loans or other Credit Extension to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Companies (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extension made by the Lenders would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Companies, with the result that the investment in the Companies (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extension are in violation of applicable Legal Requirements.

Section 6.22         No Other Series of First Priority Lien Debt.  Cause or permit the issuance of any Series (as defined in the Collateral Trust Agreement) of First Priority Lien Debt (as defined in the Collateral Trust Agreement) other than the Revolving Credit Facility.

ARTICLE VII
GUARANTEE

Section 7.01         The Guarantee.  The Subsidiary Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02         Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)           at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)           the release of any other Subsidiary Guarantor pursuant to Section 7.09.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Subsidiary Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03         Reinstatement.  The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04         Subrogation; Subordination.  Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Company permitted pursuant to Section 6.04(e) shall be subordinated to such Company’s Obligations.

Section 7.05         Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.

Section 7.06         Instrument for the Payment of Money.  Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07         Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08         General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Company or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Section 7.04 and Section 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09         Release of Subsidiary Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Pledged Collateral owned by it pursuant to any Collateral Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Collateral Documents.

Section 7.10         Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 7.11         Holdings Not a Guarantor.  For the avoidance of doubt, Holdings shall not be a Subsidiary Guarantor hereunder unless it is also a Note Guarantor.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01         Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than (i) an amount referred to in paragraph (a) above and (ii) any amount due in connection with paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made in or in connection with any Loan Document or the Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than clause (a) thereof), 5.03(a), 5.04 (in the case of clauses (vi) and (vii) only), 5.08, 5.11, 5.14, 5.16 or 5.19 in Article VI or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01 and (in the case of this clause (ii) only) such default shall continue unremedied or shall not be waived for a period of five Business Days;

(e)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than (i) those specified in paragraphs (a), (b) or (d) immediately above and (ii) those contained in paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6) and such default shall continue unremedied or shall not be waived for a period of 30 days (or three Business Days in the case of either Debt Financing Letter) after the occurrence thereof;

(f)            any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $7,500,000 at any one time;

(g)           an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h)           any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii)  wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;

(i)            one or more Orders for the payment of money in an aggregate amount in excess of $7,500,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)            one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $7,500,000 or the imposition of a Lien on any properties of a Company;

(k)           any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Pledged Collateral thereunder (except as otherwise expressly provided in this Agreement or such Collateral Document, including the Collateral Trust Agreement)), subject to Permitted Collateral Liens, in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Pledged Collateral covered thereby, subject to Permitted Collateral Liens; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Pledged Collateral purported to be covered by the Collateral Documents that (i) has a Fair Market Value, individually or in the aggregate, of less than $7,500,000 and (ii) is not material to the operation of the businesses of the Companies, taken as a whole;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m)          there shall have occurred a Change in Control;

(n)           there shall have occurred the termination of one or more Material Agreements of any Company, other than at the expiration of the stated term of such Material Agreement, and such termination could reasonably be expected to have a Material Adverse Effect;

(o)           any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction;

(p)           the Convertible Senior Secured Notes or the Convertible Senior Secured Note Guarantees shall cease, for any reason, to be validly subordinated to the Obligations and the Guaranteed Obligations as, and to the extent, provided in the Collateral Trust Agreement or any Company (directly or indirectly) or the holders of at least 25% in aggregate principal amount of the Convertible Senior Secured Notes (or any representative, agent or trustee on behalf of such holders) shall so assert;

(q)           Borrower shall not have given a written certification to the FCC of the full operational status of the ICO Satellite and its associated system under Borrower’s MSS/ATC FCC License by August 15, 2008;

(r)           there shall have occurred any suspension, revocation, cancellation, relinquishment or materially adverse modification of, or materially adverse condition is imposed with respect to any Material Communications License, and such event shall continue unremedied or shall not be waived for a period of 30 days;

(s)           any Event of Default (as defined in the Convertible Senior Secured Note Documents) shall exist under the Convertible Senior Secured Note Documents;

(t)            Borrower shall be required to use, or shall use, Net Cash Proceeds of any Asset Sales (as defined in the Convertible Indenture) in excess of $100.0 million to make an “Excess Proceeds Offer” (as defined in the Convertible Indenture) pursuant to the last paragraph of Section 5.10 of the Convertible Indenture; or

(u)           Borrower shall at any time become a Foreign Entity;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Companies, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Companies, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02         Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Companies shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) or if a Default for which consent of Supermajority Lenders or 100% of the Lenders or affected Lenders is required, such number of Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX
APPLICATION OF COLLATERAL PROCEEDS

Section 9.01         Collateral Documents.  The due and punctual payment and performance of the Obligations, shall be secured as provided in the Collateral Documents.  Each Company, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs each of the Administrative Agent and the Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.  Each Loan Party shall deliver to the Administrative Agent copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of any Collateral Document, to assure and confirm to the Administrative Agent and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by any Collateral Document or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and other Loan Documents according to the intent and purposes herein expressed. Borrower shall take, or shall cause its Subsidiaries to take, upon request of the Administrative Agent or Collateral Agent, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected first priority Lien in and on all the Pledged Collateral, in favor of the Collateral Agent for the benefit of the Credit Parties and other Indebtedness subject to the Collateral Trust Agreement superior to and prior to the rights of all third persons and subject to no other Liens other than Permitted Collateral Liens.  The Companies shall use their commercially reasonable efforts to ensure that any Material Agreement or agreement relating to Pledged Collateral acquired by any Company after the date hereof will not contain provisions that would impair or prevent the creation of a security interest therein or result in such Material Agreement or Pledged Collateral being excluded from the Pledged Collateral.

Section 9.02         Application of Proceeds.  The proceeds received from the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, after payment of the amounts payable pursuant to the first subclause of Section 3.4(a) of the Collateral Trust Agreement, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement or any other Loan Document, promptly by the Administrative Agent as follows (subject to the terms of Section 3.4 of the Collateral Trust Agreement, which shall prevail in the event of an inconsistency):

(a)           First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d)           Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations;

(e)           Fifth, to the indefeasible payment in full in cash of Obligations of the type specified in clause (b) and clause (c) of the definition of Obligations then due and owing, pro rata;

(f)            Sixth, to the indefeasible payment in full in cash of the remaining Obligations then due and owing, pro rata; and

(g)           Seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 9.02, the Companies shall remain liable, jointly and severally, for any deficiency.

ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01       Appointment.  (a)  Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)           Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02       Agent in Its Individual Capacity.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 10.03       Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

Section 10.04       Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender  prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05       Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06       Successor Agent.  Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000 (or $100,000,000, in the case of the Collateral Agent); provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07       Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08       Name Agents.  The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 10.09       Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 10.10       Concerning the Collateral Agent.   Each of the Companies, each of the Lenders and the Administrative Agent hereby acknowledges that, notwithstanding any other provision hereof, (i) all of the rights, privileges, protections, indemnities and immunities afforded the Collateral Agent under or pursuant to the Collateral Trust Agreement are hereby incorporated herein by reference thereto as if set forth herein in full, and (ii) all of the protections, indemnities and immunities of the Collateral Agent incorporated by reference pursuant to clause (i) hereof shall apply mutatis mutandis to the Administrative Agent, in addition to any other protections, indemnities and immunities afforded to the Administrative Agent pursuant to the Loan Documents, at law, in equity or otherwise.

Section 10.11       Force Majeure.  In no event shall the Collateral Agent or the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent and the Administrative Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE XI
MISCELLANEOUS

Section 11.01       Notices.  (a) Generally.  Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Company, to Borrower at:

ICO North America, Inc.

Plaza America Tower

11700 Plaza America Drive, Suite 1010

Reston, Virginia 20190

Attention:  General Counsel

Telecopy No.:  (703) 964-1401

(ii)           if to the Administrative Agent, to it at:

Jefferies Finance LLC

520 Madison Avenue

New York, New York  10022

Attention:  Account Officer – ICO North America

Telecopy No.:  (212) 284-3444;

(iii)         if to the Collateral Agent, to it at:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Telecopy No. (212) 815-5704; and

(iv)          if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent (in a manner set forth in Section 11.01(a))

that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  Each Company further agrees that the Administrative Agent may make all information, documents and other materials (other than Material Agreements) that it is obligated to furnish to the Administrative Agent or the Collateral Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials available to the other Agents or the Lenders (the “Communications”) by posting such Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

(e)           Access to Material Agreements.  Any Lender may obtain access to any Material Agreement from any Company through a written request to Borrower; provided that such Lender shall have agreed in writing to the Confidentiality Restrictions relating to such Material Agreement.

Section 11.02       Waivers; Amendment.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)           Subject to Section 11.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Collateral Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definitions used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii)           reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) , or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iv)          change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)           change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)          release all or substantially all of the Subsidiary Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii)         except as expressly permitted in this Agreement or any Collateral Document, release all or substantially all of the Pledged Collateral from the Liens of the Collateral Documents or alter the relative priorities of the Obligations entitled to the Liens of the Collateral Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(viii)        change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender; or

(ix)           waive, amend, supplement or modify any provisions of the Collateral Trust Agreement, without the written consent of the Supermajority Lenders;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be, and (2) any waiver, amendment or modification prior to such time as the Arrangers’ (and its affiliates’) Commitments and outstanding credit extensions in respect of the Facilities have been reduced to less than zero may not be effected without the written consent of the Arranger.  Notwithstanding the foregoing, any provision of this Agreement for which an amendment or waiver requires 100% of the Lenders or 100% of the affected Lenders may be amended by an agreement in writing entered into by Borrower, the Required Lenders or the Supermajority Lenders, as the case may be, and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c)           Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Pledged Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

Section 11.03       Expenses; Indemnity; Damage Waiver.  (a)  The Companies agree, jointly and severally, to pay, promptly upon demand:

(i)            all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, and the Collateral Agent, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent and the Collateral Agent, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Pledged Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (excluding paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6) (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)           all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Pledged Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Pledged Collateral or any part thereof is threatened in writing, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Collateral Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Pledged Collateral with any Legal Requirements);

(iii)          all costs and expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents (excluding paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6), including its rights under this Section 11.03(a), or in connection with the Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv)          all Other Taxes in respect of the Loan Documents.

(b)           The Companies agree, jointly and severally, to indemnify the Agents, each Lender and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents (excluding paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6) or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, or any other services or advice that Jefferies & Company, Inc., Jefferies Finance LLC and/or any of their respective Affiliates has provided to any Company, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened in writing Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions (excluding future transactions contemplated by paragraph 6 of the Debt Financing Letter referred to in clause (ii) of the definition of such term) and the other transactions contemplated hereby (including the syndication of the Revolving Credit Facility) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Company or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c)           The Companies agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Companies will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d)           The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Pledged Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)           To the extent that the Companies fail to indefeasibly pay any amount required to be paid by them to the Agents under Sections 11.03(a) or (b) in accordance with Section 11.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such.  For purposes of this Section 11.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Loan Exposure, outstanding Loans and unused Commitments at the time.

(f)            To the fullest extent permitted by applicable Legal Requirements, no Company shall assert, and each Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g)           All amounts due under this Section 11.03 shall be payable not later than 10 days after demand therefor.

Section 11.04       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Companies may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Company without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 11.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)           Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)            except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment settled through the Administrative Agent;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)            in the case of an assignment of all or a portion of a Commitment or a Loan (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned).

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing any consent of Borrower otherwise required under this paragraph shall not be required.  Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the later of (i) the effective date specified in each Assignment and Acceptance and (ii) the date the assignment is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 11.03).

(c)           The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e)           Any Lender shall have the right at any time, without the consent of, or notice to Borrower or the Administrative Agent or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant.  Subject to Section 11.04(f), each Participant shall be entitled to the benefits and subject to the limitations and obligations of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements (the “Participant Register”) .

(f)            A Participant shall not be entitled to receive any greater payment under Sections 2.12, or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with (i) the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned and expressly acknowledges any additional obligation of Borrower in respect of Indemnified Taxes or Other Taxes) (it being understood and agreed, for the avoidance of doubt, that it shall not be unreasonable for Borrower to withhold, delay or condition such consent if the sale of the participation to such Participant would reasonably be expected to result in such Participant’s being entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant) and (ii) subject to compliance by Participant with Section 2.15 as though it were a Lender.  Without limiting the generality of the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such Granting Lender maintains a Register comparable to the Participant Register described in paragraph (e) of this Section 11.04 showing the transfer to the SPC; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.05       Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated; provided that the representations and warranties in this Agreement and the other Loan Documents are made or deemed made only on the date of any Credit Extension hereunder in accordance with Sections 4.01 and 4.02.  The provisions of Article X and Sections 2.12 to 2.15, 10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Company against any and all of the obligations of any Company now or hereafter existing under this Agreement or any other Loan Documents (excluding paragraph 6 of the Debt

Financing Letter referred to in clause (ii) of the definition of such term and other obligations that arise under the Debt Financing Letters to the extent such obligations relate directly and solely to such paragraph 6) held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09       Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Each Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent  or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Company or its properties in the courts of any jurisdiction.

(c)           Each Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10       Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11       Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 11.12       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Company, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, the Agents and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents and the Lenders.  For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14       Assignment and Acceptance.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15       Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Companies hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Company;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Company;

(c)           in the case of any Subsidiary Guarantor, any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           in the case of any Subsidiary Guarantor, any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Pledged Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           in the case of any Subsidiary Guarantor, any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, any other Company.

Section 11.16       Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Companies hereby waives any and all suretyship defenses available to it as a Subsidiary Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)           Each of the Companies agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Companies and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17       USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address  and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 11.18       Judgment Currency.  (a)  The Companies’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Company in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the final judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).  If the Dollars so obtained are less than the sum originally due to the Administrative Agent and the Lenders in Dollars, the Companies agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Lenders against such loss.

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Companies shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 11.19       Collateral Trust Agreement Matters.  (a)  As required by, among other provisions, Sections 1.1(dd), 1.1(ff)(y), 1.1(bbb)(i), 2.9(a)(iv) and 3.8 of the Collateral Trust Agreement, the Administrative Agent hereby agrees as follows (and the Lenders hereby unconditionally and irrevocably authorize and appoint the Administrative Agent to make the following agreements and take the following actions):

(i)            for the enforceable benefit of all holders of each other existing and future Series of First Priority Lien Debt, each existing and future First Priority Debt Representative and the Collateral Agent, (i) all First Priority Lien Obligations will be and are secured Equally and Ratably by all Liens at any time granted by Borrower or any other Obligor to secure any Obligations in respect of such Series of First Priority Lien Debt, whether or not upon property otherwise constituting Pledged Collateral, (ii) all such Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Priority Lien Obligations Equally and Ratably, and (iii) the Administrative Agent is bound by the provisions in the Collateral Trust Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Agent to perform its obligations under the Collateral Trust Agreement;

(ii)           for the enforceable benefit of all holders of each existing and future holders of Permitted Prior Liens and the Collateral Agent, to be bound by the provisions of the Collateral Trust Agreement;

(iii)         to vote with respect to the Indebtedness in connection with this Agreement and the Account in accordance with the Collateral Trust Agreement, including Article IV of the Collateral Trust Agreement;

(iv)          to act as the exclusive First Priority Debt Representative for purposes related to the administration of Security Documents;

(v)            to execute and deliver a Collateral Trust Joinder pursuant to the Collateral Trust Agreement;

(vi)          to provide a written notice pursuant to Section 2.9(a)(iv) of the Collateral Trust Agreement specifying the name and address of the First Priority Lien Representative for purposes of Section 8.5 of the Collateral Trust Agreement; and

(vii)         to take such steps and actions as the Administrative Agent in its sole discretion shall deem necessary or advisable to cause the Administrative Agent to (i) become a party to, and entitled to the benefits of, the Collateral Trust Agreement and (ii) to be the exclusive First Priority Debt Representative.

(b)           Capitalized terms used in this Section 11.19 but not defined in this Agreement (or that are defined in this Agreement and in the Collateral Trust Agreement) have the respective meanings given to them in the Collateral Trust Agreement solely for purposes of this Section 11.19.

Section 11.20       Limitation on Loans.  Pursuant to Section 4.4(a)(ii) of the Collateral Trust Agreement, the aggregate principal of Loans at any one time outstanding shall not exceed $40.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied or required to be applied by Borrower to repay Indebtedness hereunder and effect a corresponding reduction in the maximum amount of Loans that may be borrowed hereunder (or Permitted Refinancing Indebtedness, if ever permitted under this Agreement) and effect a corresponding reduction in the Commitments hereunder pursuant to Section 5.10 of the Convertible Indenture.  Capitalized terms used in this Section 11.20 but not defined in this Agreement (or that are defined in this Agreement and in the Collateral Trust Agreement) have the respective meanings given to them in the Collateral Trust Agreement solely for purposes of this Section 11.20.

Section 11.21       LEGEND.  THE LOANS HAVE BEEN ISSUED WITH OID FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT THE ADDRESS SET FORTH IN SECTION 11.01.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

ICO NORTH AMERICA, INC., as Borrower

By:	/s/ J. Timothy Bryan
Name: J. Timothy Bryan
Title: Chief Executive Officer

ICO GLOBAL COMMUNICATIONS (CANADA) INC., as a Subsidiary Guarantor
By: ICO North America, Inc., its parent

By:	/s/ J. Timothy Bryan
Name: J. Timothy Bryan
Title: Chief Executive Officer

ICO SATELLITE MANAGEMENT, LLC, as a Subsidiary Guarantor
By: ICO North America, Inc., its sole member

By:	/s/ J. Timothy Bryan
Name: J. Timothy Bryan
Title: Chief Executive Officer

EXECUTED AS A DEED FOR AND ON BEHALF OF:

ICO SATELLITE NORTH AMERICA LIMITED, as a Subsidiary Guarantor
By: ICO North America, Inc., its parent

By:	/s/ J. Timothy Bryan
Name: J. Timothy Bryan
Title: Chief Executive Officer

In the presence of:	/s/ Michael P. Corkery
Name of witness: Michael P. Corkery
Address of witness: ICO Global Communications
11700 Plaza America Drive, Suite 1010
Reston, VA 20190

Signature Page to Amended and Restated Credit Agreement

ICO SATELLITE SERVICES G.P., as a Subsidiary Guarantor
By: ICO Services Limited, a general partner

By:	/s/ Kelly Meadows
Name: Kelly Meadows
Title: Director

NEW ICO SATELLITE SERVICES G.P., as a Subsidiary Guarantor
By: ICO Satellite Services G.P., a general partner
By: ICO Services Limited, a general partner

By:	/s/ Kelly Meadows
Name: Kelly Meadows
Title: Director

Signature Page to Amended and Restated Credit Agreement

ICO SATELLITE SERVICES LIMITED, as a Subsidiary Guarantor

By:	/s/ Kelly Meadows
Name: Kelly Meadows
Title: Director

ICO SERVICES LIMITED, as a Subsidiary Guarantor

By:	/s/ Kelly Meadowsg
Name: Kelly Meadows
Title: Director

SSG UK LIMITED, as a Subsidiary Guarantor

By:	/s/ Kelly Meadows
Name: Kelly Meadows
Title: Director

Signature Page to Amended and Restated Credit Agreement

JEFFERIES FINANCE LLC,
as Administrative Agent, Arranger, Book Manager and Documentation Agent

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

JEFFERIES FINANCE LLC,
as Syndication Agent

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

THE BANK OF NEW YORK,
as Collateral Agent

By:	/s/ Rafael E. Miranda
Name: Rafael E. Miranda
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Special Situation Investing Group, Inc.,
as a Lender

By:	/s/ Robert G. Frahm III
Name: Robert G. Frahm III
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

Canpartners Investments IV, LLC,
as a Lender

By:	/s/ Joshua E. Friedman
Name: Joshua E. Friedman
Title: Managing Partner

Signature Page to Amended and Restated Credit Agreement

HB REGAS, INC.,
By: Highbridge Capital Management, LLC,
Its Investment Advisor,
as a Lender

By:	/s/ Adam J. Chill
Name: Adam J. Chill
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Commitment

Special Situations Investing Group, Inc.	30 Hudson Street, 36th Floor Jersey City, NJ 07302 Attention: Barbara Fabbri Michelle Latzoni Telecopy No.: (917) 977-4121	$18.0 million

HB Regas, Inc.	c/o Highbridge Capital Management 9 West 57th Street, 27th Floor New York, NY 10019 Attention: Ari J. Storch Adam J. Chill Telecopy No.: (212) 751-0755	$9.0 million

Canpartners Investments IV, LLC	c/o J.P. Morgan FCS Corporation 13455 Noel Road, Suite 1150 Dallas, TX 75044 Attention: Sylvia Bao Telecopy No.: (214) 291-4145	$13.0 million

I-1